   As filed with the Securities and Exchange Commission on December 30, 1999
                                                           Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                            ----------------------


                            CELL THERAPEUTICS, INC.
            (Exact name of Registrant as specified in its charter)
                            ----------------------


       WASHINGTON                    2384                      91-1533912
     (State or other     (Primary Standard Industrial       (I.R.S. Employer
     jurisdiction of      Classification Code Number)    Identification Number)
     incorporation or       201 ELLIOTT AVENUE WEST
      organization)        SEATTLE, WASHINGTON 98119
                                (206) 282-7100
(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ----------------------

                                JAMES A. BIANCO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            CELL THERAPEUTICS, INC.
                            201 ELLIOTT AVENUE WEST
                           SEATTLE, WASHINGTON 98119
                                (206) 282-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ----------------------
                                   Copy to:
                           MICHAEL J. KENNEDY, Esq.
                             MICHAEL S. DORF, Esq.
                            TORREY J. MILLER, Esq.
                       WILSON SONSINI GOODRICH & ROSATI
                              650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                (650) 493-9300
                            ----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                    CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                       Offering of         Proposed Maximum
                                          Aggregate Amount to Be    Registration Price    Aggregate Offering       Amount of
     Title of Each Class of Securities        Registered(1)             Per Share               Price           Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock
no par value...........................    6,148,087 shares(2)            $3.25            $19,981,282.75(3)       $5,276.00
==================================================================================================================================

_________________
(1) In accordance with Rules 416 and 457 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of Common Stock as may be issuable in connection with the conversion of the Preferred Stock and exercise of the warrants described in footnote
    (2) below, to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(2) A total of 4,624,277 shares of the Registrant's Common Stock are being registered hereunder for resale upon conversion of shares of Series D Convertible Preferred Stock into shares of Common Stock. A total of 1,523,810 shares of Registrant's Common Stock are being registered hereunder for resale upon exercise of warrants to purchase 1,523,810 shares of Common Stock at an exercise price of $2.625 per share.
(3) Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and the amount of the registration fee are calculated based on the average of the high and low prices of the Company's Common Stock on December 27, 1999, as reported on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.



                SUBJECT TO COMPLETION, DATED DECEMBER 30, 1999

PRELIMINARY PROSPECTUS

                               6,148,087 SHARES

                            CELL THERAPEUTICS, INC.

                                 COMMON STOCK

     This Prospectus relates to the public offering, which is not being underwritten, of 6,148,087 shares of our Common Stock which is held by some of our current shareholders.

     The holders of shares of Series D Convertible Preferred Stock of Cell Therapeutics, Inc., a Washington corporation, named in this Prospectus (the "Selling Stockholders") are selling up to 6,148,087 shares of the Company's Common Stock acquired upon conversion of shares of the Company's Series D Convertible Preferred Stock or exercise of certain warrants to purchase shares of the Company's Common Stock.

     The Selling Stockholders (or their permitted successors or assigns) propose to sell the shares of Common Stock from time to time in transactions occurring either on or off the Nasdaq National Market at prevailing market prices or at negotiated prices. Sales may be made to brokers or to dealers, who are expected to receive customary commissions or discounts.

     The Selling Stockholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Common Stock under this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits realized by them on their sale of Common Stock as principals may be deemed to be underwriting compensation under the Securities Act. As of the date of this Prospectus, there are no special selling arrangements between any broker-dealer or other person and the Selling Stockholders.

     No period of time has been fixed within which the shares will be offered or sold. None of the proceeds from the sale of the shares will be received by the Company. The Company will pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the Selling Stockholders, which will be borne by the Selling Stockholders.

     AN INVESTMENT IN THE SHARES OF CTI'S COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "CTIC." On December 27, 1999, the average of the high and low price for the Common Stock was $3.25.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is ________ __, 2000.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Cell Therapeutics, Inc. (referred to in this Prospectus as "CTI" or the "Registrant"), any selling shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from our web site at http://www.ctiseattle.com or at the SEC's web site at http://www.sec.gov. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed March 31, 1999, including certain information in CTI's Definitive Proxy Statement in connection with CTI's 1999 Annual Meeting of Shareholders and certain information in CTI's Annual Report to Shareholders for the fiscal year ended December 31, 1998;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

          (c) The description of CTI common stock contained in its registration statement on Form 10 filed June 27, 1996 and June 28, 1996, including any amendments or reports filed for the purpose of updating such descriptions; and

          (d) The description of CTI's Preferred Stock Purchase Rights, contained in its registration statement on Form 8-A filed on November 15, 1996, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Louis A. Bianco
         Executive Vice President, Finance and Administration
         Cell Therapeutics, Inc.
         201 Elliott Avenue West
         Seattle, WA 98119
         (206) 282-7100

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

     CTI is a pharmaceutical research and development company that focuses on the discovery, development and commercialization of small molecule drugs which regulate the metabolism of lipids and phospholipids relevant to the treatment of cancer. The Company's initial business strategy is to build a diversified, vertically integrated portfolio of oncology products targeting major unmet needs in the treatment of patients with cancer. CTI's principal executive offices are located at 201 Elliott Avenue West, Seattle, WA 98119. CTI's telephone number is (206) 282-7100.

                    FACTORS AFFECTING OUR OPERATING RESULTS

     The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline. This Form S-3 also contains "forward-looking" statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Form S-3.

We Are a Mid Stage Development Company

     We have one drug candidate Apra in phase II clinical trials and a second candidate PG-TXL about to enter human clinical trials. The remainder of our drug candidates are still in research and preclinical development. We will have to commit significant time and resources to develop these and additional product candidates. We are dependent on the successful completion of our trials for Apra and PG-TXL and obtaining regulatory approval in order to generate revenues.
The failure to generate such revenues may preclude us from continuing our research and development of these and other product candidates.

There Is No Certainty of Positive Clinical Trial Outcomes

     Our first and second leading drug candidates, Apra and PG-TXL, are currently being tested in or about to begin human clinical trials. Clinical trials or drug candidates involve the testing of potential therapeutic agents in humans to determine the safety and efficacy of drug candidates. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Drugs in later stages of development may fail despite having progressed through initial human testing. A number of companies in the pharmaceutical industry, including CTI, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. In two Phase III trials for a drug candidate called lisofylline (LSF), completed in March 1998 and October 1999, we failed to meet our primary endpoints, even though we met our endpoints in two earlier Phase II trials for LSF. In addition, data obtained from clinical trials are susceptible to varying interpretations. There can be no assurance that government regulators or our collaborators will agree with our interpretation of our future clinical trial results. We cannot assure you that the clinical trials of Apra, PG-TXL or any of our future drug candidates will be successful.

Our Product Development Programs Are In an Intermediate Stage

     Since our inception in 1991, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. All of our compounds currently are in research or development. Two have entered human clinical trials. None has been submitted for marketing approval. Preclinical studies of product candidates do not ensure safety or efficacy in humans and are not necessarily indicative of the results that may be achieved in human clinical trials. There can be no assurance that any of our other compounds will enter human clinical trials on a timely basis, if at all, or that we will develop any product candidates suitable for commercialization. Prior to commercialization, each product candidate will require significant additional research, development and preclinical testing and extensive clinical investigation before submission of any regulatory application for marketing approval. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may:

     .    be found ineffective or cause harmful side effects during clinical testing or clinical trials,

     .    fail to receive necessary regulatory approvals,

     .    be difficult to manufacture on a large scale,

     .    be uneconomical to produce,

     .    fail to achieve market acceptance, or

     .    be precluded from commercialization by proprietary rights of third parties.

     We cannot assure you that our product development efforts or that of our collaborative partners' efforts will be successfully completed, that required regulatory approvals will be obtained or that any products, if introduced, will be successfully marketed or achieve customer acceptance. Failure to identify and commercialize any products would have a material adverse affect on our business, financial condition or results of operations.

We Are Dependent on Collaborators and Others

     A key element of our strategy is to enhance our drug discovery and development programs and to fund our capital requirements, in part, by entering into various collaborative arrangements with corporate partners, academic collaborators and licensors. In 1996, we entered into a Collaboration Agreement with subsidiaries of Johnson & Johnson ("Johnson & Johnson") to jointly develop and commercialize LSF. On November 16, 1998, the Collaboration Agreement was amended. Under the terms of the amended Collaboration Agreement, we assumed all responsibility for further development of LSF as of January 1, 1999. On October 11, 1999 the Company announced the results of its Phase III trial from LSF in treating patients with AML. The preliminary endpoint of reduction in the incidence of serious neutropemia-associated infections was not met. In accordance with the amended Collaboration Agreement, the Company has prepared the data from that trial for Johnson & Johnson's review. The Company does not anticipate that Johnson & Johnson will elect to resume responsibility for development and commercialization of LSF.

     If Johnson & Johnson does not resume its development activities, then we will be free to license LSF to other third parties. In January 1998, we entered into an agreement with City of Hope National Medical Center to form a joint venture to discover and develop a new class of drugs to treat diabetes and its complications. In July 1998, we in-licensed exclusive worldwide rights to PG-TXL, a water-soluble and potentially more effective form of the cancer drug, Taxol. However, we cannot assure you that we will be able to negotiate acceptable collaborative arrangements in the future or that these collaborations, if entered into, will be on terms favorable to us. If we are unable to enter into future collaborations with capable partners and on commercially reasonable terms, the development and commercialization of our product candidates would be delayed and possibly postponed indefinitely.

We Must Be Able to Protect Our Intellectual Property

     Our success depends in part on our ability to:

     .    obtain patent protection for our products or processes both in the
United States and other countries,

     .    protect trade secrets,

     .    operate without infringing upon the proprietary rights of others, and

     .    prevent others from infringing on our proprietary rights.

     The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in patents affecting subject matters of interest to CTI. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease.

     We cannot assure you that patent applications in which we have rights will ever issue as patents or that the claims of any issued patents will afford meaningful protection for our technologies or products. In addition, we cannot assure you that any patents issued to us or our licensors will not be challenged and subsequently narrowed, invalidated or circumvented. Litigation, interference proceedings or other governmental proceedings that we may become involved in with respect to our proprietary technologies or the proprietary technology of others could result in substantial cost to us. Patent litigation is widespread in the biotechnology industry, and it is not possible to predict how any patent litigation will affect us. We attempt to monitor the patent filings of our competitors in an effort to guide the design and development of our products to avoid infringement.

     Notwithstanding these efforts, however, third parties may challenge the patents that have been issued or licensed to us. In addition, patents issued to third parties may cover our products and services as ultimately developed. We may need to acquire licenses to these patents or challenge the validity of these patents. We may not be able to license any patent rights on acceptable terms or successfully challenge such patents. The need to do so will depend on the scope and validity of these patents and ultimately on the final design or formulation of the products and services that we develop.

     We have rights to numerous patents and patent applications worldwide. Nonetheless, we cannot guarantee that the patents that we currently have or will obtain in the future will effectively protect our technology.

     We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While our employees, consultants and corporate partners with access to proprietary information are generally required to enter into confidentiality agreements, these agreements may not be honored.

Our Lipid and Polymer Based Technologies Are Uncertain

     We rely predominantly upon our lipid and polymer based technologies for the discovery, development and commercialization of drugs for the treatment of cancer. Results from our preclinical research indicate that certain kinds of lipids and phospholipids may play an important role in the process by which normal cells become cancerous. To date, we have dedicated our resources primarily to the discovery of novel drugs candidates that we believe regulate lipids as a new approach to the treatment of cancer. We also rely on our polymer technology and its application to certain cancer drugs like paclitaxel. We believe our polymer technology will allow certain currently marketed cancer drugs like paclitaxel to be administered to patients with fewer side effects and better anti cancer effects. The causes of cancer are complex however, and the precise role of lipids and phospholipids is not fully known. In addition, polymer based drug delivery agents such as ours have not been tested in humans. See "--Scientific Overview." We cannot assure you that our lipid-based or polymer based technological approaches are correct or that our drug candidates will be proven safe or effective. We also cannot assure you that we ultimately will be able to develop commercial products from our drug candidates.

Competition Is Intense

     The biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products.

     We cannot give any assurance that our competitors will not succeed in developing or licensing technologies and drugs that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. We face direct competition from many companies focusing on areas such as cell signal transduction, surface receptor technology, transcription factors and gene therapies. We cannot give any assurance that drugs resulting from our research and development efforts, if approved for sale, will be able to compete successfully with our competitors' existing products or products under development.

Rapid Technological Change Could Make Our Products Obsolete

     Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover any expenses incurred in connection with developing these products.

We Have a History of Losses and an Expectation of Future Losses

     CTI was incorporated in 1991 and has incurred a net operating loss every year. As of September 30, 1999, we had an accumulated deficit of approximately $150.0 million. Losses have resulted principally from costs incurred in research activities aimed at discovering and developing our product candidates, and from general and administrative costs associated with our operations. We currently have no product revenue, and we cannot assure you that we will ever be able to earn such revenue or that our operations will become profitable, even if we are able to commercialize any products. We will be required to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, are expected to result in substantial increasing operating losses for at least the next several years. Our future profitability depends, in part, on:

     .    our obtaining regulatory approval for Apra and PG-TXL, our two lead product candidates,

     .    our entering into agreements for the commercialization, manufacture and marketing of Apra, PG-TXL, and

     .    our entering into agreements for the development, commercialization, manufacture and marketing of additional products derived from our other drug development and discovery programs.

     We cannot assure you that we, or any potential collaborative partners, will obtain required regulatory approvals, or successfully develop, commercialize, manufacture and market product candidates. We also cannot assure you that we will ever achieve product revenue or profitability.

We Will Require Substantial Additional Capital

     We expect that the capital raised through the sale of Series D Preferred Stock and our existing capital resources and the interest earned thereon, will enable us to maintain our current and planned operations at least through the first quarter of 2001. Beyond that time, we will require substantial funds to:
(1) continue our research and development programs, (2) in-license or acquire additional technologies, and (3) conduct preclinical studies and clinical trials. We may be required to raise additional capital to fund our operations repeatedly. Such capital may be raised through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Our capital requirements will depend upon numerous factors, including the following:

     .    the establishment of additional collaborations,

     .    the development of competing technologies or products,

     .    changing market conditions,

     .    the cost of protecting our intellectual property rights,

     .    the purchase of capital equipment,

     .    the progress of our drug discovery and development programs, the progress of our collaborations and receipt of any option/license, milestone and royalty payment resulting from those collaborations, and

     .    in-licensing and acquisition opportunities.

     Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may be required to curtail operations significantly. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, drug candidates, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, you may experience dilution of your proportionate ownership of CTI.

Government Regulation Is Extensive and There Is No Assurance of FDA Approval

     The pharmaceutical industry is subject to stringent regulation with respect to product safety and efficacy by various federal, state and local authorities. Of particular significance are the FDA's requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use. A pharmaceutical product cannot be marketed in the U.S. until it has been approved by the FDA, and then can only be marketed for the indications and claims approved by the FDA. As a result of these requirements, the length of time, the level of expenditures and the laboratory and clinical information required for approval of a NDA (New Drug Application) are substantial and can require a number of years, although recently revised regulations are designed to reduce somewhat the time for approval of new products. In addition, data obtained from preclinical studies and clinical trials are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Furthermore, studies conducted with alternative designs or alternative patient populations could produce results which vary from those obtained by us. We cannot assure you that our data or our interpretation of our data will be accepted by governmental regulators, the medical community or our collaborators.

     If our products are marketed abroad, they will also be subject to export requirements and to regulation by foreign governments. The applicable regulatory approval process is lengthy and expensive and must be completed prior to the commercialization of a product. We cannot give any assurance that we will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of our products under development. Delays in receipt or failure to receive such approvals or failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

     Product development and approval to meet FDA regulatory requirements takes a number of years, involves the expenditure of substantial resources and is uncertain. Many products that initially appear promising ultimately do not reach the market because they are not found to be safe or effective.

     In addition, the current regulatory framework could change and additional regulations may arise at any stage of product development that may affect approval, delay the submission or review of an application or require additional expenditures. The effect of government regulation may be to delay marketing of our products for a considerable or indefinite time, impose costly procedural requirements and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing strategy as well as our ability to generate revenue from product sales. The failure to obtain marketing approval of our products on a timely basis, or at all, would have a material adverse effect on our business, financial condition and results of operations.

We Rely on Third-Party Manufacturers

     We currently do not have internal facilities for the manufacture of any of our products for clinical or commercial production.

     We will need to develop additional manufacturing resources, enter into collaborative arrangements with other parties which have established manufacturing capabilities or elect to have other third parties manufacture our products on a contract basis. We are a party to such agreements with third-party vendors to furnish Apra and PG-TXL for ongoing and future clinical studies. We are dependent on such collaborators or third parties to supply us in a timely way with products manufactured in compliance with standards imposed by the FDA and foreign regulators. We cannot assure you that the manufacturing facilities of contract manufacturers will comply with applicable manufacturing regulations of the FDA or meet our requirements for quality, quantity or timeliness.

We Lack Significant Sales and Marketing Capabilities

     We have no direct experience in marketing, sales or distribution of any of the Company's products. We believe, however, that the United States oncology market is accessible by a limited marketing staff and field sales organization. Our strategy for commercializing our oncology products is to establish a strategic alliance with a corporate partner that has an established, skilled, and experienced field sales organization with which to enter a co-promotional agreement within the U.S. There can be no assurance that we will be able to establish such a strategic alliance. Should we have to market and sell our products directly, we would need to develop a marketing and sales force with technical expertise and distribution capability. The creation of infrastructure to commercialize pharmaceutical products is an expensive and time-consuming process. There can be no assurance that we would be able to develop the necessary marketing and sales capabilities or be successful in gaining market acceptance for our products.

We Depend on Certain Key Personnel

     We are highly dependent on the principal members of our scientific and management staff. Recruiting and retaining qualified scientific personnel to perform research and development work are critical to CTI's success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. The loss of any principal member of our scientific or management staff, or failure to attract or retain other key scientific personnel employees, could have a material adverse effect on our business, financial condition and results of operations. In addition, we rely on consultants and advisors, including our scientific and clinical advisors, to assist us in formulating our research and development strategy. All of our consultants and advisors are employed by other employers or are self-employed, and have commitments to or consulting or advisory contracts with other entities that may limit their availability to us.

There Is Risk of Product Liability and We Face Potential Difficulties In Obtaining Insurance

     Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and we cannot assure you that we will be able to avoid significant product liability exposure. Except for insurance covering product use in our clinical trials, we do not currently have any product liability insurance, and we cannot assure you that we will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on our business, financial condition and prospects.

Uncertainty Regarding Third-Party Reimbursement and Health Care Cost Containment Initiatives May Impact Our Revenue

     Our ability to commercialize our products successfully will be affected by the ongoing efforts of governmental and third-party payors to contain or reduce the cost of health care. Governmental and other third-party payors increasingly are attempting to contain health care costs by:

     .    challenging the prices charged for health care products and services,

     .    limiting both coverage and the amount of reimbursement for new therapeutic products,

     .    denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors, and

     .    refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

     In addition, the trend toward managed health care in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products.

     If we succeed in bringing any of our proposed products to the market, we cannot assure you that they will be considered cost-effective or that third-party reimbursement will be available or sufficient. In addition, legislation and regulations affecting the pricing of pharmaceuticals may change in ways adverse to us before or after any of our proposed products are approved for marketing. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on our business, financial condition and results of operations.

We Cannot Assure Market Acceptance of Our Product

     We cannot assure you that our drug candidates, if approved by the FDA and other regulatory agencies, will achieve market acceptance. The degree of market acceptance will depend on a number of factors, including:

     .    the receipt and timing of regulatory approvals

     .    the availability of third-party reimbursement, and

     .    the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of our drug candidates and their advantages over existing technologies and therapeutics.

     We cannot assure you that we will be able to manufacture and successfully market our drug candidates even if they perform successfully in clinical applications. Also, we cannot assure you that physicians or the medical community in general will accept and utilize any therapeutic products that we may develop.

The Year 2000 Issue Could Impact Our Business

     The Company has completed the assessment of its computer systems to determine the extent of modifications required so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company's systems are all relatively new and PC-based. All of the Company's business software programs, including a Year 2000 compliant fixed asset module installed in the first quarter of 1999, have been evaluated as Year 2000 compliant. In the first quarter of 1999 the Company completed an assessment of its non-information technology ("non-IT") systems. Critical electro-mechanical instruments containing software have been evaluated for Year 2000 compliance. The Company has also initiated formal communications with all of its significant suppliers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remedy their own Year 2000 issues. During the first quarter of 1999, the Company completed its follow up with these suppliers to determine the extent of alternative sources or contingency plans that are required. The Company presently believes the Year 2000 issue will not pose significant operational problems for its computer systems, non-IT systems or third-party relationships.

     The Company has been continually upgrading its information technology systems and critical laboratory instrumentation since inception in 1992. The Company has not incurred to date, and does not have plans currently to incur, material additional costs to accelerate the replacement of its existing information technology systems or critical laboratory instrumentation due to Year 2000 issues. Costs incurred to date and costs estimated to complete the Year 2000 project are not expected to be material.

     If corrections to the Company's Year 2000 issues are not completed, or the systems of other companies on which the Company's systems rely are not timely converted, the Year 2000 issue could have a material impact on the Company's business, prospects, financial condition, liquidity and results of operations. These impacts could include, but are not limited to, future revenue delays due to delayed research, development, clinical trials or agency approvals.

     The Company presently believes that the Year 2000 issues can be effectively avoided, and has developed for each critical activity a contingency plan to allow operations to continue even if significant issues are experienced. The Company has a team assigned to review all information technology systems, all equipment, and vendors of equipment and services that may be impacted by Year 2000 issues.

We Use Hazardous Materials

     Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result and any such liability not covered by insurance could exceed our resources.

Ownership of Our Common Stock Is Concentrated

     Directors and officers of CTI, and their affiliates, beneficially own in the aggregate 4,085,347 shares of our Common Stock (including shares of Common Stock subject to options or warrants exercisable or convertible within 60 days of December 1, 1999), representing approximately 25.04 percent of the voting power of our outstanding securities. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

Our Stock Price May Be Volatile

     The market price for securities of biopharmaceutical and biotechnology companies, including that of CTI, historically have been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Factors that may have a significant impact on the market price and marketability of our Common Stock include:

       . announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors,

       . announcements by us or others of results of preclinical testing and clinical trials,

       . developments or disputes concerning patent or other proprietary rights,

       .  developments in our relationships with collaborative partners,

       .  acquisitions,

       .  litigation,

       .  adverse legislation,

       . changes in governmental regulation, third-party reimbursement policies, the status of our regulatory approvals or applications,

       .  changes in earnings,

       .  changes in securities analysts' recommendations,

       .  changes in health care policies and practices,

       .  economic and other external factors,

       .  period-to-period fluctuations in our financial result, and

       .  general market conditions.

     Fluctuations in the trading price or liquidity of our Common Stock may adversely affect our ability to raise capital through future equity financings.

Our Charter Documents Contain Certain Anti-Takeover Provisions and We Have a Rights Plan

     Our Restated Articles of Incorporation and Bylaws contain provisions that may make it more difficult for a third party to acquire or make a bid for us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. In addition, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock. In addition, we have adopted a shareholder rights plan that, along with certain provisions of our Restated Articles of Incorporation, may have the effect of discouraging certain transactions involving a change of control of CTI.

                                USE OF PROCEEDS

     CTI will not receive any of the net proceeds from the sale of the shares of CTI Common Stock offered hereby, all of which proceeds will be received by the Selling Shareholders.

                             SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the Selling Shareholders. None of the Selling Shareholders has had a material relationship with CTI within the past three years other than as a result of the ownership of the shares or other securities of CTI. No estimate can be given as to the amount of shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below.


                                                                     Number of Shares
                                   Shares of Common Stock           Offered hereby for                Shares of Common Stock
                                 Beneficially Owned Prior to          Stockholder's                     Beneficially Owned
                                          Offering                    Account/(2)(3)/                   After the Offering
                                ---------------------------------- ---------------------------- ----------------------------------
Name of Beneficial Owner              Number        Percentage/(1)/                                   Number       Percentage/(1)/
------------------------------- ------------------ --------------- ---------------------------  ------------------ ---------------
The Aries Master Fund                   0                *                   1,037,797               1,037,797           6.25
Aries Domestic Fund, L.P.               0                *                     420,529                 420,529           2.63
Aries Domestic Fund II, L.P.            0                *                      32,585                  32,585             *
Essex Woodlands Health                  0                *                   3,688,852               3,688,852          19.16
Ventures  Fund IV, L.P.
Caduceus Capital Trust                  0                *                     410,692                 410,692           2.57
Caduceus Capital II, L.P.               0                *                     204,116                 204,116           1.29
Wayne Rothbaum                          0                *                     122,962                 122,962             *
Steven Olivera                          0                *                     122,962                 122,962             *
Joseph Edelman                          0                *                      61,481                  61,481             *
Mitchell Silber                         0                *                      46,111                  46,111             *

____________________

* Represents beneficial ownership of less than one percent.
(1) Based on the number of shares outstanding on December 1, 1999.
(2) Assumes sale of all shares of Common Stock offered by the Selling Stockholders, based on the fixed conversion ratio price of $2.16250 per share and exercise of warrants to purchase 1,523,810 shares of Common Stock. The Company has registered for resale under this Prospectus a maximum of up to 6,148,087 shares of its Common Stock. In addition, the actual number of shares of Common Stock offered for resale may be higher or lower based on issuances of additional shares in the event of any future stock dividends, stock distributions, stock splits or similar capital readjustments.
(3) For each Selling Stockholder, includes shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock (assuming a conversion price of $2.16250 per share), and also includes shares of Common Stock issuable upon exercise in full of such Selling Stockholder's pro rata share of warrants to purchase a total of 1,523,810 shares of Common Stock.

                             PLAN OF DISTRIBUTION

     CTI is registering all 6,148,087 shares (the "Shares") on behalf of certain selling shareholders. All of the shares either originally were issued by us or will be issued upon the conversion of Series D Preferred Stock or upon exercise of warrants to acquire shares of our common stock. CTI will receive no proceeds from this offering. The Selling Shareholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the shares from time to time. The Selling Shareholders will act independently of CTI in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     .  an exchange distribution in accordance with the rules of such exchange,

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     .  in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

     The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised CTI that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.
There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. CTI will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     CTI will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     . the name of each such Selling Shareholder and of the participating broker-dealer(s),

     .  the number of shares involved,

     .  the price at which such shares were sold,

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     .  other facts material to the transaction.

     In addition, upon being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, CTI will file a supplement to this prospectus.

     CTI will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for CTI by Wilson Sonsini Goodrich & Rosati, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of Cell Therapeutics, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                               TABLE OF CONTENTS

                                                         PAGE
                                                         ----
Where You Can Find More Information.................      3
The Company.........................................      4
Selling Shareholders................................     14
Plan of Distribution................................     15
Legal Matters.......................................     18
Experts.............................................     18



                        [CELL THERAPEUTICS, INC. LOGO]

                                 COMMON STOCK

                                 NO PAR VALUE

                                  ----------

                                  PROSPECTUS

                                  ----------

                               _______, __, 2000

________________________________________________________________________________

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by CTI in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


               SEC Registration Fee                          $  5,276
               Legal Fees and Expenses                         50,000
               Accounting Fees and Expenses                    10,000
               Printing Fees                                   18,000
               Transfer Agent Fees                              2,500
               Miscellaneous                                    1,000
                                                             ========
                  Total                                      $ 86,776

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the Registrant's Restated Bylaws provides for indemnification of the Registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by the Company for such purpose.

     Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of the Registrant's Restated Articles of Incorporation (Exhibit 4.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders.

     The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The Registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the Registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instructed by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant's Board of Directors. No indemnity pursuant to the indemnification agreements shall be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Registrant.

      CTI has entered into Registration Rights Agreements with the Selling Holders. Such agreements provide for indemnification by such Selling Holders of the Company and its officers and directors, and by the Company of such Selling Holders, for certain liabilities arising under the Securities Act or otherwise.

ITEM 16.  EXHIBITS

4.1 Securities Purchase Agreement dated as of November 15, 1999 between Cell Therapeutics, Inc. and the Purchasers named therein.

4.2 Form of Registration Rights Agreement dated as of November 24, 1999 between Cell Therapeutics, Inc. and the Investors named therein.

4.3 Form of Warrant to purchase shares of Common Stock of Cell Therapeutics, Inc. (pursuant to the Securities Purchase Agreement filed as Exhibit 4.1 hereto).

5.1   Opinion of Wilson Sonsini Goodrich & Rosati

23.1  Consent of Ernst & Young LLP, Independent Auditor

23.2 Consent of Wilson Sonsini Goodrich & Rosati (included in the Opinion of Wilson Sonsini Goodrich & Rosati filed as Exhibit 5.1 hereto)

24.1  Power of Attorney (included on page II-4 of this registration statement)

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on this 29th day of December, 1999.

                                    CELL THERAPEUTICS, INC.

                                    By /s/ James A. Bianco, M.D.
                                    --------------------------------------------
                                    James A. Bianco, M.D.,
                                    President and Chief Executive
                                    Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Bianco and Louis A. Bianco, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of CTI and in the capacities and on the dates indicated:

               Signature                                   Title                              Date
----------------------------------------  ---------------------------------------   ------------------------
/s/ James A. Bianco                       President, Chief Executive Officer and        December 29, 1999
----------------------------------------  Director (Principal Executive Officer)
          James A. Bianco, M.D.

/s/ Louis A. Bianco                                                                     December 29, 1999
----------------------------------------  Executive Vice President, Finance and
             Louis A. Bianco              Administration, (Principal Financial
                                          and Accounting Officer)

/s/ Max E. Link                           Chairman of the Board and Director            December 29, 1999
----------------------------------------
          Max E. Link, Ph.D.

/s/ Jack W. Singer                        Director                                      December 29, 1999
----------------------------------------
          Jack W. Singer, M.D.

/s/ Jack L. Bowman                        Director                                      December 29, 1999
----------------------------------------
          Jack L. Bowman

/s/ Jeremy L. Curnock Cook                Director                                      December 29, 1999
----------------------------------------
         Jeremy L. Curnock Cook

/s/ Wilfred E. Jaeger                     Director                                      December 29, 1999
----------------------------------------
         Wilfred E. Jaeger, M.D.

/s/ Terrence M. Morris                    Director                                      December 29, 1999
----------------------------------------
          Terrence M. Morris

/s/ Mary O'Neil Mundinger                 Director                                      December 29, 1999
----------------------------------------
         Mary O'Neil Mundinger

/s/ Phillip M. Nudelman                   Director                                      December 29, 1999
----------------------------------------
     Phillip M. Nudelman, Ph.D.

                               INDEX TO EXHIBITS

Exhibit                                 Exhibit Title
-------                                 -------------
Number
------
  4.1        Securities Purchase Agreement dated as of November 15, 1999 between
             Cell Therapeutics, Inc. and the Purchasers named therein.

  4.2 Form of Registration Rights Agreement dated as of November 24, 1999 between Cell Therapeutics, Inc. and the Investors named therein.

  4.3        Form of Warrant to purchase shares of Common Stock of Cell
             Therapeutics, Inc. (pursuant to the Securities Purchase Agreement filed as Exhibit 4.1 hereto).

  5.1        Opinion of Wilson Sonsini Goodrich & Rosati

 23.1        Consent of Ernst & Young LLP, Independent Auditor

 23.2        Consent of Wilson Sonsini Goodrich & Rosati (included in the
             Opinion of WSGR filed as Exhibit 5.1)

 24.1 Power of Attorney (included on page II-4 of this registration statement)